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                 DESCRIPTION OF MANAGEMENT INCENTIVE BONUS PLAN


BEI Medical System Company, Inc. has a Management Incentive Bonus Plan under which members of its management are eligible to receive cash bonuses at the end of each fiscal year. The award is based on the achievement of specific operating result goals established at the beginning of such fiscal year in conjunction with the Company's Compensation Committee determination of management's compensation. The individual operating result goals are determined by the Company's senior management in consultation with the Board of Directors. A specific cash bonus paid pursuant to the Management Incentive Bonus Plan may range from 5% to 50% of the base salary of an individual member of the Company's management.